WEALTH MINERALS LTD.

 (An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

August 31, 2007

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3(a)), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 408-7488

Fax:

(604) 408-7499

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com

WEALTH MINERALS LTD.

(An Exploration Stage Company)

(Unaudited – Prepared by Management)

August 31, 2007

INDEX

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations and Cumulative Loss

Consolidated Statements of Cash Flows

Consolidated Statements of Shareholders’ Equity

Notes to the Consolidated Financial Statements

WEALTH MINERALS LTD.

 (An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	August 31,	November 30,
	2007	2006
		(audited)
ASSETS

Current
Cash	$ 230,376	$ 355,390
Term deposits	4,738,563	1,411,301
Restricted cash	28,750	69,923
Accounts receivable	99,424	67,295
Prepaid expenses	54,924	21,719
Refundable acquisition fee (note 6)	100,000	100,000
	5,252,037	2,025,628

Equipment (note 5)	38,751	19,173
Mineral Properties (note 7)	10,977,883	8,770,354
Investment (note 8)	1	1

	$ 16,268,672	$ 10,815,156

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 60,659	$ 251,771
Due to related parties (note 4 and 12)	28,096	40,250
	88,755	292,021

Future income tax liability (note 13)	161,261	155,447

Shareholders’ equity
Capital stock (note 9)	27,385,742	18,836,685
Contributed surplus (notes 10 and 11)	4,010,014	1,289,292
Share subscriptions received	-	4,000
Deficit	(15,377,100)	(9,762,289)
	16,018,656	10,367,688

	$ 16,268,672	$ 10,815,156

NATURE AND CONTINUANCE OF OPERATIONS (note 1)

CONTINGENCIES AND COMMITMENTS (note 15)

SUBSEQUENT EVENTS (note 18)

On behalf of the Board:

 (signed)“Henk Van Alphen”

(signed)“ Jeffrey Pontius”

Hendrik Van Alphen, Director

Jeffrey A. Pontius, Director

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	Nine Months Ended		Three Months Ended
	August 31, 2007	August 31, 2006 (restated) (Note 3)	August 31, 2007	August 31, 2006 (restated) (Note 3)
Administrative Expenses
Amortization	$ 5,385	$ 3,093	$ 2,800	$ 1,171
Consulting (note 12)	2,178,266	647,438	280,046	349,138
Listing and transfer agent	72,433	56,366	4,402	33,495
Office and administration	117,677	76,870	40,885	23,746
Professional fees(note 12)	283,283	173,690	98,852	100,083
Property investigation	72,473	-	10,883	-
Rent (note 12)	13,365	25,905	4,455	10,465
Salaries and benefits	131,337	78,481	44,225	78,481
Shareholders’ communications	621,041	200,518	378,331	78,934
Travel	239,643	335,192	67,835	164,946

Loss before other items	(3,734,903)	(1,597,553)	(932,714)	(840,459)

Other Items
Interest income	115,947	47,134	40,700	19,917
Write off of mineral properties	(1,969,895)	-	(156)	-
Gain (loss) on foreign exchange	(25,960)	(21,479)	3,091	(9,647)
	(1,879,908)	25,655	43,635	10,270

Net loss for the period	(5,614,811)	(1,571,898)	(889,079)	(830,189)
Deficit, beginning of period	(9,762,289)	(7,830,510)	(14,488,021)	(8,572,219)

Deficit, end of period	$ (15,377,100)	$ (9,402,408)	$(15,377,100)	$ (9,402,408)

Basic and diluted loss per share	$ (0.24)	$ (0.10)	$ (0.04)	$ (0.05)

Basic and diluted weighted average common shares outstanding	23,606,206	16,163,129	25,368,295	18,410,550

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

(Unaudited- Prepared by Management)

	Nine Months Ended		Three Months Ended
	August 31, 2007	August 31, 2006 (restated) (Note 3)	August 31, 2007	August 31, 2006 (restated) (Note 3)
Cash Provide by (Used for)
Operating Activities
Net loss for the period	$ (5,614,811)	$ (1,571,897)	$ (889,079)	$ (830,189)
Items not affecting cash:
Amortization	5,385	3,093	2,800	1,171
Stock-based compensation	2,422,361	614,460	520,644	394,988
Write off of mineral properties	1,969,895	-	156	-
Changes in non-cash working capital:
Restricted cash	41,173	-	-	-
Accounts receivable	(32,129)	(38,621)	100,252	(3,234)
Prepaid expenses	(33,205)	26,754	4,833	4,225
Due to related parties	(12,154)	(22,248)	22,406	(13,064)
Accounts payable and accrued liabilities	(191,112)	(35,034)	(201,749)	(154,228)
Cash Used in Operating Activities:	(1,444,597)	(1,023,493)	(439,737)	(600,331)
Investing Activities
Purchase of equipment	(24,963)	(9,514)	(20,436)	(9,030)
Increase in and expenditures on mineral properties	(3,637,423)	(3,721,274)	(926,434)	(1,601,355)
Cash Used in Investing Activities	(3,662,386)	(3,730,788)	(946,870)	(1,610,385)
Financing Activities
Issuance of capital stock, net of costs	8,313,230	5,396,828	100,572	3,071,128
Share subscriptions receivable	(4,000)	-	-	-
Cash Provided by Financing Activities	8,309,230	5,396,828	100,572	3,071,128

Increase (Decrease) in Cash and Term Deposits	3,202,247	642,547	(1,286,035)	860,412

Cash and Term Deposits, Beginning of Period	1,766,691	2,046,834	6,254,973	1,828,969

Cash and Term Deposits, End of Period	$ 4,968,938	$ 2,689,381	$ 4,968,938	$ 2,689,381

Represented by:
Cash	$ 230,375	$ 682,756	$ 230,375	$ 682,756
Term deposits	4,738,563	2,006,625	4,738,563	2,006,625
	$ 4,968,938	$ 2,689,381	$ 4,968,938	$ 2,689,381

Supplementary disclosure (Note 14)

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	Number of Shares	Price	Common Shares Issued and Fully Paid	Subscriptions Receivables	Contributed Surplus	Deficit Accumulated Exploration Stage	Total
Balance: Nov 30, 2005	13,678,642		$ 10,911,313	$ -	$ 825,012	$ (7,830,510)	$ 3,905,815
Issuance of shares for cash:
Exercise of warrants	745,000	0.35	260,750	-	-	-	260,750
Exercise of warrants	1,338,250	0.80	1,070,600	-	-	-	1,070,600
Exercise of warrants	1,206,250	1.00	1,206,250	-	-	-	1,206,250
Exercise of options	655,000	0.70	458,500	-	-	-	458,500
Exercise of options	75,000	1.05	78,750	-	-	-	78,750
Private placement	1,230,000	1.75	2,152,500	-	-	-	2,152,500
Private placement	170,000	1.75	297,500	-	-	-	297,500
Private placement	300,000	1.95	585,000	-	-	-	585,000
Shares issued for commission	43,000	1.75	75,250	-	-	-	75,250
Shares issued for property	200,000	1.89	378,000	-	-	-	378,000
Shares issued for property	600,000	1.69	1,014,000	-	-	-	1,014,000
Shares issued for property	100,000	1.85	185,000	-	-	-	185,000
Shares issued for property	200,000	1.33	266,000	-	-	-	266,000
Shares issuance costs	-		(321,416)	-	-	-	(321,416)
Subscriptions received	-		-	4,000	-	-	4,000
Stock-based compensation	-		374,136	-	464,280	-	838,416
Future effect of flow-through shares	-		(155,447)	-	-	-	(155,447)
Net loss for the year	-		-	-	-	(1,931,779)	(1,931,779)
Balance: Nov 30, 2006	20,541,142		18,836,685	4,000	1,289,292	(9,762,289)	10,367,688
Issuance of shares for cash:
Exercise of warrants	120,000	0.80	96,000	(4,000)	-	-	92,000
Exercise of warrants	13,489	2.25	30,350	-	-	-	30,350
Exercise of warrants	589	2.50	1,474	-	-	-	1,474
Exercise of options	330,000	0.70	231,000	-	-	-	231,000
Exercise of options	30,000	1.00	30,000	-	-	-	30,000
Exercise of options	75,000	1.05	78,750	-	-	-	78,750
Exercise of options	75,000	1.41	105,750	-	-	-	105,750
Exercise of options	65,000	1.45	94,250	-	-	-	94,250
Exercise of options	110,000	1.65	181,500	-	-	-	181,500
Exercise of options	155,000	1.80	279,000	-	-	-	279,000
Exercise of options	154,858	2.00	309,716	-	-	-	309,716
Private placement	3,500,000	2.00	7,000,000	-	-	-	7,000,000
Private placement	207,000	2.00	414,000	-	-	-	414,000
Property acquisitions	80,000	4.14	331,300	-	-	-	331,300
Shares issuance costs	-		(1,240,274)	-	-	-	(1,240,274)
Future effect of flow-through shares	-		(5,814)	-	-	-	(5,814)
Stock-based compensation	-		612,055	-	2,720,722	-	3,332,777
Net loss for the period	-		-	-	-	(5,614,811)	(5,614,811)
Balance: August 31, 2007	25,457,078		$ 27,385,742	$ -	$ 4,010,014	$ (15,377,100)	$ 16,018,656

WEALTH MINERALS LTD.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

August 31, 2007 and 2006

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company’s principal business activity is the exploration and development of mineral properties, primarily in Argentina, Peru and Canada.  The Company considers itself to be an exploration stage company.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that any of the Company’s current or future exploration programs will result in profitable mining operations.  The recoverability of amounts shown for minerals properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their development and exploitation, and future profitable operations or sale of the mineral properties.

Although the Company has taken steps to verify the title to mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.  Accounts specifically requiring the use of management’s  best estimates and assumptions in determining carrying values are receivables, prepaid expenses, equipment, investment, accounts payable and accrued liabilities, due to related parties and future income taxes.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Triband Resource US Inc. (incorporated in Nevada, U.S.A.) and Wealth Minerals Peru, S.A.C. (incorporated in Peru).  All significant inter-company balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash in bank accounts and highly liquid investments with original maturities of three months or less.  As at August 31, 2007 and November 30, 2006, the Company did not have any cash equivalents.

Restricted cash

Under the terms of MasterCard’s corporate credit policy, the Company is required to pledge a defined amount of term deposit to the financial institution as collateral.  This deposit is interest bearing and refundable upon payment in full of any outstanding balance owing and cancellation of the credit cards.  The interest on the term deposit is paid to the Company.

Financial instruments

The Company’s financial instruments consist of cash, term deposits, restricted cash, and accounts receivable, refundable acquisition fee, accounts payable and accrued liabilities and due to related parties.  Unless otherwise noted, it is Management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Acquisition costs

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company’s mineral rights are allowed to lapse.

All capitalized costs are reviewed on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets the Company is required to settle.  This would include obligations related to future removal of property and equipment, and site restoration costs.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived assets is increased by the same amount as the liability.  The adoption of this accounting policy has not affected the Company’s consolidated financial statements.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future, affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs.  Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.  Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against Statements of Operations as incurred or capitalized and amortized depending upon their future economic benefits.  The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration.  Therefore, estimated future removal and site restoration costs are presently considered minimal.

Equipment

Equipment is recorded at cost and is being amortized over their estimated useful lives at the following rates:

Computer equipment	30% declining balance basis
Office furniture and equipment	20% declining balance basis

Investment

The Company’s long-term investment is accounted for on a cost basis.  The investment is written-down to its estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date.  Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange.  Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year end are included in Statements of Operations.

Basic and diluted loss per share

The Company uses the “treasury stock method” in computing loss per share.  Under this method, basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the year.  Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the year.  Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method.  Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti-dilutive.

Stock-based compensation

The Company has a stock option plan as described in Note 10.  The Company uses the accounting recommendations of CICA Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Payments”.  At the beginning of the 2004 fiscal year, the Company began recording compensation cost on the granting of stock options to employees and directors that are not direct awards of stock or stock appreciation rights.  The Company uses the Black-Scholes option pricing model to estimate the fair value of each stock option at the date of grant.  Any consideration received on the exercise of stock options is credited to capital stock.  The adoption of the new standard results in expense recognition for options granted after November 30, 2003.

Income taxes

Future income taxes are recorded using the asset and liability method.  Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled.

The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment or substantive enactment occurs.  To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Flow-through Common Shares

Under the terms of Canadian flow-through share legislation, the tax attributes of qualifying mineral exploration expenditures are renounced to the flow-through share subscribers.  To recognize the foregone tax impact, capital stock is reduced and future income tax liability is recognized at the time the related expenditures are renounced.  Losses for income tax purposes are reduced by the amount of the flow-through renunciation.

Segmented Information

The Company follows CICA Handbook Section 1701, “Segment Disclosures” about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

Revenue Recognition

Interest income is recorded on an as-earned basis.

Credit Risk

Cash, term deposits and restricted cash have been placed with a major Canadian chartered bank, and to date the Company has not experienced losses on any of its balances.

Adoption of New Accounting Recommendations

Effective December 1, 2006, the Company adopted CICA Handbook Section 1530, Comprehensive Income, CICA Handbook Section 3855 (“Section 3855”), Financial Instruments – Recognition and Measurement, and CICA Handbook Section 3865, Hedges.  These new standards contain comprehensive requirements for the recognition and measurement of financial instruments, the treatment of financing costs and the application of hedge accounting.  CICA Handbook Section 1530 also introduces a new component of equity referred to as comprehensive income.  The adoption of the new standards had no impact on the consolidated financial statements for the period ended August 31, 2007.

3.

CHANGE IN ACCOUNTING POLICY

Effective December 1, 2005, the Company changed its accounting policy to capitalizing all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures net of recoveries.  This change in policy has been retroactively applied.  The effect of the change in accounting policy on the consolidated financial statements of the prior period is to capitalize $5,378,306 of exploration costs that would otherwise have been expensed.

4.

DUE TO RELATED PARTIES

Amounts due to related parties include directors, officers, companies they control, and companies with common directors and/or officers.  The amounts are unsecured, without interest or fixed terms of repayment (Note 12).

5.

EQUIPMENT

	August 31, 2007			November 30,2006 (audited)
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 50,988	$ 18,693	$ 32,295	$ 26,025	$ 14,382	$ 11,643
Office furniture and equipment	17,891	11,435	6,456	17,891	10,361	7,530
	$ 68,879	$ 30,128	$ 38,751	$ 43,916	$ 24,743	$ 19,173

6.

REFUNDABLE ACQUISITION FEE

Mexico/Columbia Project Acquisition Letter of Intent

Under a letter of intent dated December 6, 2004 (as amended January 31, 2005) (“LOI”) between the Company, Geosermin S.A. (“Geosermin”), a Mexican corporation, and Minera San Jorge S.A. de C.V. (“MSJ”), a Mexican corporation, MSJ, Geosermin and/or affiliated companies provided data to the Company with respect to two mineral projects, one in Columbia and one in Mexico.  Under the LOI, the Company advanced MSJ USD 150,000 as an advance payment in connection with the acquisition of either the Columbian or Mexican project.  The LOI provides that the advance is to be repaid by MSJ if the Company declines to proceed with the acquisition of both the Columbian and Mexican projects.  The advance is evidenced by a promissory note from MSJ and is secured by the pledge of 250,000 shares of Tumi Resources Ltd. (“Tumi”), a TSX Venture Exchange (“TSXV”) listed company, registered in the name of MSJ.

Following due diligence, the Company determined not to proceed with the acquisition of either the Columbian or the Mexican projects.  On April 1, 2005, the Company demanded the return of the USD 150,000 refundable acquisition payment but, to date, such repayment has not occurred.  As at August 31, 2007, shares of Tumi closed at $0.69 on the TSXV, representing a gross value for the pledged securities of $172,500.  The Company has written down the deposit to a value of $100,000.

7.

MINERAL PROPERTIES

The Company incurred the following expenditures on its mineral properties:

	Argentina (Uranium)		Canada (Gold)	Peru
	Other Properties	Diamante-Los Patos	Mackenzie		Total
Balance, November 30, 2004	$ -	$ -	$ -	$ -	$ -
Acquisition costs	263,760	-	178,000	-	441,760
Exploration costs
Field	380,998	-	20,038	-	401,036
Personnel	373,271	-	270,913	-	644,184
Land administration		-	22,759	-	22,759
Surveying & mapping	35,987	-	226,500	-	262,487
Transportation	94,147	-	28,502	-	122,649
	884,403	-	568,712	-	1,453,115
Total expenditures for the year	1,148,163	-	746,712	-	1,894,875
Balance, November 30, 2005	1,148,163	-	746,712	-	1,894,875

Acquisition costs	266,000	185,000	403,000	1,200,005	2,054,005
Exploration costs
Field	342,546	274,538	20,848	-	637,932
Personnel	1,033,288	242,849	308,072	-	1,584,209
Land administration	975,770	-	29,122	-	1,004,892
Surveying & mapping	584,154	32,250	322,441	-	938,845
Transportation	297,760	303,161	54,675	-	655,596
	3,233,518	852,798	735,158	-	4,821,474
Total expenditures for the year	3,499,518	1,037,798	1,138,158	1,200,005	6,875,479
Balance, November 30, 2006	4,647,681	1,037,798	1,884,870	1,200,005	8,770,354
Acquisition costs	384,560	-	-	-	384,560
Exploration costs
Field	223,980	814,480	193	657	1,039,310
Personnel	812,888	630,156	37,901	-	1,480,945
Land administration	42,892	-	40,927	9,197	93,016
Geology	24,903	34,306	-	-	59,209
Surveying & mapping	24,108	205,467	6,004	-	235,579
Transportation	267,854	616,951	-	-	884,805
	1,396,625	2,301,360	85,025	-	3,792,864
Total expenditures for the period	1,781,185	2,301,360	85,025	9,854	4,177,424
Write off of properties	-	-	(1,969,895)	-	(1,969,895)

Balance, August 31, 2007	$ 6,428,866	$ 3,339,158	$ -	$ 1,209,859	$ 10,977,883

Argentina Properties

Madero Uranium Project, Argentina

Pursuant to an agreement dated July 11, 2005 (“LOI”) between the Company and the individual shareholders of Madero Minerals S.A. (“Madero”), a private Argentinean corporation, the Company has the option (subject to regulatory acceptance - received October 21, 2005) to acquire all of the outstanding securities of Madero from its shareholders.  In order to exercise the option, the Company is required to pay the shareholders USD 100,000 (paid) and issue the shareholders an aggregate of 600,000 common shares, as follows: 100,000 shares 10 days after regulatory acceptance (issued), 200,000 shares on or before November 8, 2006 (issued), and 300,000 shares on or before November 8, 2007 (subsequently issued).

At the time of the execution of the LOI, Madero held, or had applied for, 17 prospective uranium properties in Argentina.  Based upon initial work completed by the Company, 15 of the properties have been dropped, and further work has focused on the two remaining projects, Alemania and Amblayo.  In addition, subsequent to the execution of the LOI, Madero has continued to actively seek out and apply for/acquire additional prospective uranium properties which would be acquired by the Company upon the exercise of the option to acquire Madero.  Although Madero believes that the majority of such applications will be successful, there can be no assurance that all or any of such cateos will be granted.  Madero may determine to abandon some of such applications in order to secure title to others of the cateos applied for.

San Jorge Basin Properties, Argentina

Pursuant to an option agreement dated March 13, 2007 between the Company and two Peruvian individuals, the Company has the option to acquire a 100% interest in and to 20 exploration concessions (“cateos”) located in the province of Chubut, Argentina (the “Ramirez” concessions).  In order to exercise the option, the Company is required to issue an aggregate 50,000 common shares as follows:  10,000 shares (issued), 21 days following TSX Venture Exchange (“TSXV”) acceptance (May 23, 2007) of the agreement and an additional 10,000 shares on each of the first, second, third and fourth anniversaries of the date of TSXV acceptance.

Pursuant to an option agreement dated March 13, 2007 between the Company and two Peruvian individuals, the Company has the option to acquire a 100% interest in and to 20 exploration concessions (“cateos”) located in the province of Chubut, Argentina (the “Paniagua” concessions).  In order to exercise the option, the Company is required to issue an aggregate 50,000 common shares as follows:  10,000 shares (issued) 21 days following TSXV acceptance (May 23, 2007) of the agreement and an additional 10,000 shares on each of the first, second, third and fourth anniversaries of the date of TSXV acceptance.

Pursuant to an option agreement dated March 13, 2007 between the Company and a Peruvian individual, the Company has the option to acquire a 100% interest in and to 11 exploration concessions (“cateos”) located in the province of Chubut, Argentina (the “Drago” concessions).  In order to exercise the option, the Company must issue an aggregate 50,000 common shares as follows:  10,000 shares (issued) 21 days following TSXV acceptance (May 23, 2007) of the agreement and an additional 10,000 shares on each of the first, second, third and fourth anniversaries of the date of TSXV acceptance.

South Galan Property, Argentina

Pursuant to a Letter of Intent for Joint Venture dated March 22, 2006 (as amended by a letter dated August 12, 2006) (the “LOI”) between the Company and two individual prospectors, based upon information provided by the prospectors, the Company applied for 5 exploration concession (“cateos”) in Salta and Catamarca provinces, Argentina, referred to as the “South Galan Property”.  Pursuant to the LOI and upon such applications having been made, the Company is required to issue an aggregate 50,000 common shares to the Prospectors, subject to TSXV acceptance (received July 23, 2007).  None of the cateos have yet been granted.

Explomin Properties, Argentina

Pursuant to an option agreement dated May 29, 2007 between the Company and the individual shareholders of Exploraciones Mineras, S.A. (“Explomin”), a private Argentinean corporation, the Company has the sole and irrevocable option (subject to regulatory acceptance - received September 21, 2007), to acquire all of the outstanding securities of Explomin from its shareholders.  In order to exercise the option, the Company is required to pay the shareholders USD 50,000 (paid) and issue the shareholders an aggregate of 1,000,000 common shares, as follows: 100,000 shares 30 days following TSXV acceptance (subsequently issued), 100,000 shares on or before March 21, 2008, 100,000 shares on or before September 21, 2008, 250,000 shares on or before March 21, 2009 and, 450,000 shares on or before September 21, 2009.

At the time of the execution of the option, Explomin was the owner of five (5) applications for “cateos” (exploration concessions) located in the province of Chubut, Argentina aggregating 48,306 hectares and covering a number of known uranium occurrences.

Diamante-Los Patos Project, Argentina

The Diamante-Los Patos Property consists of 16 cateos (“exploration concessions”) and 13 minas (“exploitation concessions”) covering an area of approximately 156,361 hectares, which have been applied for by Madero on behalf of the Company.  Of these, 8 cateos (approximately 56,816 hectares) have been granted, while the balance of the cateos and the minas have been applied for but not yet granted.  The minas cover portions of the property subject to 4 of the granted cateos (which cateos will be dropped in conjunction with the grant of the minas, leaving an aggregate of 12 cateos and 13 minas).  The data which led to the discovery of the Diamante-Los Patos project was supplied by two prospectors, and in consideration of being provided with such data, the Company agreed to issue to the prospectors an aggregate of 100,000 common shares (issued).  If the Company does not exercise the option to acquire Madero, the Diamante-Los Patos properties will be transferred by Madero to the Company’s nominee.

Canada Properties

Mackenzie Project, British Columbia

Pursuant to an agreement dated May 2, 2005 between the Company and five individuals (the “Vendors”), the Company has the option to acquire a 100% interest in the Mackenzie Project, which is comprised of 118 mineral claims located in east-central British Columbia approximately 150 kilometres north of Prince George.  In order to acquire a 100% interest, the Company is required to:

1)

Pay the Vendors $80,000 (paid) and issue 100,000 common shares (issued) within 10 days of TSXV acceptance of the acquisition (received June 10, 2005);

2)

Pay the Vendors an additional $25,000 (paid) and issue an additional 200,000 common shares on or before June 10, 2006 (issued);

3)

Pay the Vendors an additional $25,000 and issue an additional 250,000 common shares on or before June 10, 2007; and

4)

Pay the Vendors an additional $25,000 and issue an additional 250,000 common shares on or before June 10, 2008.

The Vendors retain a 2% Net Smelter Return (“NSR”) on any production.  The Company may purchase 50% of the NSR, being 1%, for payment of $1,000,000 at any time until June 10, 2026.

Based on the results of the exploration work, the Company returned the property to the vendors and wrote off the investment of $1,969,895 as of August 31, 2007.

Peru Properties

Radiante I Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest the Radiante I property, comprised of one mining concession in the Province of Carabaya, Peru, from Minera San Isidro S.A.C., a private Peruvian corporation, for 200,000 common shares (issued).

Radiante II Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest the Radiante II property, comprised of one mining concession in the Province of Carabaya, Peru, from Minera San Isidro S.A.C., a private Peruvian corporation, for 200,000 common shares (issued).

Hilton Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest the Hilton property, comprised of one mining concession in the Province of Carabaya, Peru, from Minera San Isidro S.A.C., a private Peruvian corporation, for 200,000 common shares (issued).

Voluptuosa Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest the Voluptuosa property, comprised of three mining concessions (800 hectares) in the Province of Carabaya, Peru, from. Minera Koripampa del Peru S.A. (“Koripampa”), a private Peruvian corporation, for US$167,000 (paid).

Amata Project, Peru

Pursuant to an agreement dated June 6, 2004, between the Company and Koripampa, the Company had the option to acquire all of the interest of Koripampa in and to an option agreement between Koripampa and Rio Tinto Mining and Exploration Limited with respect to the Amata Project in Southern Peru.  In order to acquire the interest, the Company was required to pay Koripampa USD 100,000 (paid) and issue 400,000 common shares to Koripampa, as to 200,000 common shares following TSXV acceptance (issued) and a further 200,000 common shares one year after closing (not issued), and to perform the obligations of Koripampa under the Rio Tinto agreement, which included incurring work expenditures of USD 700,000 and paying Rio Tinto USD 4,000,000 over 4 years to June 1, 2008.  On May 20, 2005, the Company terminated its agreement with Koripampa, and wrote off its investment in the property.

Title to Mineral Properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral properties.  The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties for which titles have been issued are in good standing.

8.

INVESTMENT

		Fair Value		Net Book Value
	Number of Shares	August 31, 2007	November 30, 2006 (audited)	August 31, 2007	November 30, 2006 (audited)

Clearant, Inc.	1,510	$ 60	$ 7,186	$ 1	$ 1

The shares of Clearant, Inc. (“Clearant”) were acquired pursuant to a distribution of assets of an amalgamated company in which the Company originally invested in 1999.  Clearant began trading in April 2005 on the OTCBB market under the symbol “CLRI”.  In 2004 the Company wrote down its investment to a nominal value of $1.00.  Fair value is based upon a closing price of US$0.04 at August 31, 2007 (US$0.30 at November 30, 2006 – pre reverse stock split).  The shares have a legend attached that restricts their sale or distribution until March 25, 2007, and which permits limited sales after March 25, 2006.

A reverse stock split of the common stock of Clearant occurred effective as of the close of business on August 23, 2007.  Each fourteen shares of common stock of Clearant issued and outstanding was converted into one share of Clearant common stock.  Due to fractional shares of post-split Clearant common stock being rounded up to the nearest whole share, the Company now holds 1,510 shares of Clearant common stock.

9.

CAPITAL STOCK

Escrow shares

As at August 31, 2007 and November 30, 2006 no common shares were held in escrow.

	Number of Shares	Amount
Authorized
Unlimited number of common voting shares without par value
Unlimited number of preferred shares, issuable in series

Common shares issued
As at November 30, 2004	10,551,142	$ 8,991,903

For cash - exercise of options	95,000	57,500
For cash - exercise of warrants	1,682,500	929,500
For cash - private placements	1,150,000	651,500
For acquisition of property (Note 7(a and b))	200,000	238,000
Stock-based compensation	-	42,910

As at November 30, 2005	13,678,642	10,911,313

For cash - exercise of warrants	3,289,500	2,537,600
For cash - private placements	1,700,000	3,035,000
For Agents commission - private placement	43,000	75,250
For cash - exercise of options	730,000	537,250
For acquisition of properties(Note 7(a), (c)-(f))	1,100,000	1,843,000
Stock-based compensation	-	374,136
Future effect of flow-through shares	-	(155,447)
Share issuance costs	-	(321,417)

As at November 30, 2006	20,541,142	18,836,685

For cash - exercise of warrants	134,078	127,824
For cash - exercise of options	994,858	1,309,966
For cash - private placement	3,500,000	7,000,000
For Agents commission - private placement	207,000	414,000
For acquisition of properties(Note 7)	30,000	126,300
For acquisition of properties(Note 7)	50,000	205,000
Stock-based compensation	-	612,055
Future effect of flow-through shares	-	(5,814)
Share issuance costs	-	(1,240,274)

As at August 31, 2007	25,457,078	$ 27,385,742

Refer to Note 15 for commitments to issue additional common shares.

Private Placements

The following table summarizes the Company’s recent private placements:

	Nine months ended August 31, 2007	Year ended November 30 2006 (audited)	Year ended November 30 2005 (audited)
First placement during the period:
Private placement proceeds	$ 7,000,000	$ 2,152,500	$ 560,000
Number of units	3,500,000	1,230,000	1,000,000
Number of whole warrants	1,853,500	615,000	500,000
Unit price	$2.00	$1.75	$0.56
Warrant exercise price	$2.50	$2.25	$0.80
Warrant expiry date	March 9, 2009	Jan. 12, 2008	Dec. 23, 2006

Second placement during the period:		(flow – through)
Private placement proceeds	n/a	$ 585,000	$ 91,500
Number of units		300,000	150,000
Number of whole warrants		150,000	75,000
Unit price		$1.95	$0.61
Warrant exercise price		$2.25	$0.80
Warrant expiry date		Jan. 12, 2008	Jan. 5, 2007

Third placement during the period:
Private placement proceeds	n/a	$ 297,500	n/a
Number of units		170,000
Number of whole warrants		85,000
Unit price		$1.75
Warrant exercise price		$2.25
Warrant expiry date		Jan. 13, 2008

Private Placements

On June 2005, the Company completed a private placement consisting of 1,000,000 units at a price of $0.56 per unit for total proceeds of $560,000.  Each unit consisted of one common share and one-half share purchase warrant where one full warrant entitles the holder to purchase one common share at a price of $0.80 per share until December 23, 2006.  No finder’s fees were paid.  During the year ended November 30, 2006, 430,000 (2005 - Nil) warrants were exercised.  During the nine months ended August 31, 2007, the remaining 70,000 warrants were exercised.

On July 2005, the Company completed a private placement consisting of 150,000 units at a price of $0.61 per unit for total proceeds of $91,500.  Each unit consisted of one common share and one-half share purchase warrant.  Each whole warrant entitles the holder to purchase one common share at a price of $0.80 per common share until January 5, 2007.  During the year ended November 30, 2006, 25,000 (2005 – Nil) warrants were exercised.  During the nine months ended August 31, 2007, the remaining 50,000 warrants were exercised.

On July 12, 2006, the Company completed a brokered private placement consisting of 1,230,000 non flow-through units at a price of $1.75 and 300,000 flow-through units at a price of $1.95 for gross proceeds of $2,737,500.  The Agents were paid a commission consisting of $116,375 cash, 43,000 share purchase units and an option to purchase up to 153,000 common shares at a price of $2.00 until January 12, 2008.  Each unit consisted of one common share and one-half of a transferable warrant.  Each full warrant is exercisable to acquire one additional common share at a price of $2.25 until January 12, 2008.  During the year ended November 30, 2006 no warrants or options were exercised.  During the nine months ended August 31, 2007, 103,183 options and 13,489 warrants have been exercised.

On July 13, 2006, the Company completed a non-brokered private placement consisting of 170,000 units at a price of $1.75 per unit for gross proceeds of $297,500.  Each unit consisted of one common share and one-half of a transferable warrant.  Each whole warrant is exercisable to acquire one additional common share at a price of $2.25 until January 13, 2008.  A cash finder’s fee of $29,750 was paid in connection with this placement.  During the nine month period ended August 31, 2007 no warrants have been exercised.

On March 9, 2007, the Company completed a bought deal private placement of 3,500,000 units at $2.00 per unit for gross proceeds of $7,000,000.  The Company also issued 207,000 commission units and paid $76,000 in cash commissions and $30,000 in expenses in connection with the private placement.  Each unit consisted of one common share and one-half of a warrant to purchase an additional common share at a price of $2.50 until March 9, 2009.  The warrants carry an accelerated expiry feature such that if at any time between July 10, 2007 and March 9, 2009, the daily volume-weighted average trading price of the Company’s shares trade above $4.00 for at least twenty consecutive trading days, the Company may, within 30 days, issue an expiry acceleration notice to the holders of the warrants and, if it does so, the warrants will expire 30 days from the date after the expiry acceleration notice is given (unless exercised).  During the nine months ended August 31, 2007, 589 warrants have been exercised.

In connection with the March 2007 private placement, the Company granted 280,000 underwriters’ warrants to the underwriters, each underwriter’s warrant being exercisable to acquire one share at a price of $2.00 per share until March 9, 2009.  During the nine month period ended August 31, no warrants were exercised.

Warrants

	Nine months ended August 31, 2007	Year ended November 30 2006 (audited)	Year ended November 30 2005 (audited)
Outstanding, beginning of period	991,500	3,453,750	4,561,250
Issued:
Exercisable at $0.80	-	-	575,000
Exercisable at $2.25	-	871,500	-
Exercisable at $2.50	1,853,500	-	-
Exercised:
Exercised at $0.42	-	-	(225,000)
Exercised at $0.35	-	(745,000)	(780,000)
Exercised at $0.80	(120,000)	(1,338,250)	(577,500)
Exercised at $1.00	-	(1,206,250)	(100,000)
Exercised at $2.25	(13,489)	-	-
Exercised at $2.50	(589)	-	-
Expired	-	(44,250)	-
Outstanding, end of period	2,710,922	991,500	3,453,750

The following warrants were outstanding at August 31, 2007:

Number of Warrants	Exercise Price	Expiry Date
158,011	$2.25	January 12, 2008
615,000	$2.25	January 12, 2008
85,000	$2.25	January 13, 2008
1,750,000	$2.50	March 9, 2009
102,911	$2.50	March 9, 2009
2,710,922

The following warrants were outstanding at November 30, 2006:

Number of Warrants	Exercise Price	Expiry Date
70,000	$0.80	December 23, 2006
50,000	$0.80	January 5, 2007
171,500	$2.25	January 12, 2008
615,000	$2.25	January 12, 2008
85,000	$2.25	January 13, 2008
991,500

The following warrants were outstanding at November 30, 2005:

Number of Warrants	Exercise Price	Expiry Date
1,206,250	$1.00	March 7, 2006
745,000	$0.35	March 15, 2006
952,500	$0.80	December 23, 2006
475,000	$0.80	May 14, 2006
75,000	$0.80	January 5,2007
3,453,750

10.

STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

Under its existing accounting policy for stock options, the Company recognizes an expense for the fair value of options granted on or after November 30, 2003, and provided certain pro-forma disclosure for the fair value of options granted up to November 30, 2003.  The Company uses the Black-Scholes option pricing model to value stock options granted.  The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  The model requires management to make estimates, which are subjective and may not be representative of actual results.  Changes in assumptions can materially affect estimates of fair values.  For purposes of the calculation and disclosures, the following assumptions were used:

	Options granted on
	August 24, 2007	April 11, 2007	March 9, 2007	February 28, 2007	December 5, 2006
Risk free interest rate	4.26%	4.10%	3.98%	3.97%	3.99%
Expected life	2 years	2 years	2 years	2 years	2 years
Expected volatility	73.52%	73.87%	74.19%	73.86%	70.8%
Expected dividends-	-	-	-	-	-

	Options granted on
	November 15, 2006	November 6, 2006	August 14, 2006	July 12, 2006	March 7, 2006
Risk free interest rate	3.03%	3.03%	3.28%	3.28%	4.0%
Expected life	2 years	2 years	2 years	1.5years	2 years
Expected volatility	67.77%	67.90%	68.88%	62.43%	70%
Expected dividends-	-		-	-	-

	Options granted on
	December 5, 2005	November 24, 2005	November 3, 2005	August 29, 2005	May 5, 2005
Risk free interest rate	3.80%	3.80%	3.80%	3.10%	3.03%
Expected life	2 years	2 years	2 years	2 years	2 years
Expected volatility	59%	74%	68%	51%	129%
Expected dividends-	-	-	-	-	-

The Company has adopted an incentive stock option plan (the “2004 Plan”).  The essential elements of the 2004 Plan provide that the aggregate number of common shares of the Company’s capital stock issuable pursuant to options granted under the 2004 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2004 Plan will have a maximum term of five years.  The exercise price of options granted under the 2004 Plan will not be less than the discounted market price of the common shares (defined as the last closing market price of the Company’s common shares immediately preceding the issuance of a news release announcing the granting of the options, less the maximum discount permitted under TSXV policies), or such other price as may be agreed to by the Company and accepted by the TSXV.  Options granted under the 2004 Plan vest immediately, except for options granted to consultants conducting investor relation activities which will become vested with the right to exercise one-fourth of the option upon the conclusion of each three month period subsequent to the date of the grant of the option, unless otherwise determined by the directors at the date of grant.

The current fiscal period stock-based compensation expense of $3,332,777 (2006 - $737,490) was calculated using the Black-Scholes Option Pricing Model.  The expenses were based on options vested in the period and the following newly issued grants:

a)

December 5, 2006: options to acquire up to 400,000 shares granted to directors and exercisable at $2.00 per share for two years.

b)

February 28, 2007: options to acquire up to 500,000 shares granted to directors, officers and consultants and exercisable at $3.10 per share for two years.

c)

March 9, 2007: options granted to underwriters to acquire up to 280,000 underwriters’ compensation warrants, each underwriters’ warrant being exercisable to acquire one share at a price of $2.00 per share until March 9, 2009.

d)

April 11, 2007: options to acquire up to 525,000 shares granted to directors, officers, employees and consultants and exercisable at $4.74 per share for two years.

e)

August 24, 2007: options to acquire up to 375,000 shares granted to directors, officers, employees and consultants and exercisable at $2.90 per share for two years.

The stock-based compensation expenses were charged against income, resource properties or share issuance costs in the periods granted, with the corresponding credit to contributed surplus.  Upon exercise, a proportionate amount is credited to capital stock. The expenses were allocated as follows:

	Nine months ended
	August 31, 2007	August 31, 2006
Consulting	$ 1,975,265	$ 471,370
Investor relations	333,652	52,678
Salaries	89,091	69,546
Accounting	24,352	20,864
Share issue costs	701,716	75,645
Mineral properties	208,701	47,387
	$ 3,332,777	$ 737,490

Stock option transactions are summarized as follows:

	Nine months ended August 31, 2007	Year ended November 30 2006 (audited)	Year ended November 30 2005 (audited)
Outstanding, beginning of period	1,768,000	1,260,000	920,000
Granted:
Exercisable at $0.70	-	-	585,000
Exercisable at $1.05	-	-	175,000
Exercisable at $1.00	-	-	50,000
Exercisable at $1.12	-	-	75,000
Exercisable at $1.41	-	75,000	-
Exercisable at $1.45	-	100,000	-
Exercisable at $2.00	-	153,000	-
Exercisable at $1.80	-	550,000	-
Exercisable at $1.65	-	310,000	-
Exercisable at $1.72	-	50,000	-
Exercisable at $2.00	400,000	-	-
Exercisable at $3.10	500,000	-	-
Exercisable at $2.00	280,000	-	-
Exercisable at $4.74	525,000	-	-
Exercisable at $2.90	375,000
Exercised:
Exercised at $0.25	-	-	(20,000)
Exercised at $0.70	(330,000)	(655,000)	(75,000)
Exercised at $1.00	(30,000)	-	-
Exercised at $1.05	(75,000)	(75,000)	-
Exercised at $1.41	(75,000)	-	-
Exercised at $1.45	(65,000)	-	-
Exercised at $1.65	(110,000)	-	-
Exercised at $1.80	(155,000)	-	-
Exercised at $2.00	(154,858)	-	-
Cancelled	-	-	(25,000)
Cancelled	-	-	(425,000)
Outstanding, end of period	2,853,142	1,768,000	1,260,000

The following incentive stock options were outstanding at August 31, 2007:

Number of Shares	Exercise Price	Expiry Date

20,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007
35,000	$1.45	March 7, 2008
49,817	$2.00	January 12, 2008
395,000	$1.80	August 14, 2008
200,000	$1.65	November 6, 2008
50,000	$1.72	November 15, 2008
350,000	$2.00	December 5, 2008
500,000	$3.10	February 28, 2009
278,325	$2.00	March 9, 2009
525,000	$4.74	April 11, 2009
375,000	$2.90	August 24, 2009
2,853,142

The following incentive stock options were outstanding at November 30, 2006:

Number of Shares	Exercise Price	Expiry Date
330,000	$0.70	May 5, 2007
75,000	$1.05	August 29, 2007
50,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007
75,000	$1.41	December 5, 2007
100,000	$1.45	March 7, 2008
153,000	$2.00	January 12, 2008
550,000	$1.80	August 14, 2008
310,000	$1.65	November 6, 2008
50,000	$1.72	November 15, 2008
1,768,000

The following incentive stock options were outstanding at November 30, 2005:

Number of Shares	Exercise Price	Expiry Date
425,000	$0.70	September 29, 2006
560,000	$0.70	May 5, 2007
150,000	$1.05	August 29, 2007
50,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007
1,260,000

11.

CONTRIBUTED SURPLUS

The Company’s contributed surplus is comprised of the following:

	August 31, 2007	November 30 2006 (audited)	November 30 2005 (audited)
Balance - beginning of period:	$ 1,289,292	$ 825,012	$ 532,560
Stock-based compensation (Note 10)	3,332,777	838,416	335,362
Stock options exercised	(612,055)	(374,136)	(42,910)
Balance - end of period:	$ 4,010,014	$ 1,289,292	$ 825,012

12.

RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions with related parties as follows:

a)

The Company paid consulting fees of $1,552,630 (2006 - $288,902) to directors of the company which includes stock based compensation of $1,438,600 (2006 - $191,251) and $243,546 (2006 - $135,463) to officers of the company which includes stock-based compensation of $158,179 (2006 - $99,546).

b)

The Company paid rent and administration fees of $35,775 (2006 - $51,805) to Cardero Resource Corp. (“Cardero”), a public company related by a common director and officers.

Amounts due to related parties of $28,096 (2006 - $30,900) is comprised of $6,356 (2006 - $10,146) to an officer for consulting and $21,740 (2006 - $20,754) to companies controlled by directors for expense reimbursements.

All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed upon by the related parties (Note 3).

13.

INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 34.99% are as follows:

	Nine months ended August 31, 2007	Nine months ended August 31, 2006 (restated)
Net loss for the period	$ (5,614,811)	$ (1,571,897)

Income tax recovery at statutory rates	1,964,622	550,007
Non deductible items	(849,468)	(216,082)
Property write offs	(689,212)	-
Loss for income tax purposes not recognized	(425,942)	(333,925)
Income tax recovery	$ -	$ -

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the Canadian income tax rates to the consolidated loss for completed financial periods is as follows:

	Nine months ended August 31, 2007	Year ended November 30, 2006 (audited)
Future income tax:
Property, plant and equipment	$ 10,897	$ 9,012
Exploration and development expenditures	1,141,570	525,383
Issuance costs	334,139	290,556
Losses available for future periods	2,280,845	1,854,934
	3,767,451	2,679,885
Valuation allowance	(3,767,451)	(2,679,885)
	$ -	$ -

The above losses available for future periods include US operating losses by applying the income tax rates of 34% to each year.  These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $13,765,567 and operating losses of approximately $4,777,684 available to reduce future Canadian taxable income.

The Company also has operating losses from US subsidiary of approximately $1,023,964 (2006 - $1,023,964) available to reduce US taxable income.  These losses expire as follows:

	Canada	U.S.
2007	$ 243,750	$ -
2008	210,167	-
2009	254,374	-
2010	235,356	-
2014	538,975	-
2015	747,619	-
2016	1,330,116	-
2017	1,217,327	-
2018	-	523,786
2019	-	255,021
2020	-	168,818
2021	-	34,215
2022	-	5,182
2023	-	18,488
2024	-	17,876
2025	-	578
	$ 4,777,774	$ 1,023,964

During the year ended November 30, 2006, the Company issued 300,000 common shares on a flow-through basis for proceeds of $585,000.  The flow-through agreement requires the Company to renounce certain tax deductions for Canadian exploration expenditures incurred on the Company’s mineral properties to the flow-through participants.  The Company incurred $460,877 of exploration expenditures relating to these flow-through shares resulting in an accrued future income tax liability of $161,261.

14.

SUPPLEMENTAL DISCLOSURES WITH RESPECT TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended August 31
	2007	2006
Cash paid during the period for:
Interest	$ -	$ -
Income taxes	$ -	$ -

Since inception of the exploration stage, the Company has issued a total of 2,230,410 common shares (adjusted for roll-backs) for non-cash consideration as follows:

Year	Number of Shares	Amount	Consideration
2007	80,000	$ 331,300	Acquisition of mineral properties
2007	207,000	414,000	Agent’s commission
2006	1,100,000	1,843,000	Acquisition of mineral properties
2006	43,000	75,250	Agent’s commission
2005	200,000	238,000	Acquisition of mineral property
2004	200,000	244,000	Acquisition of mineral property
2004	84,583	20,300	Shares for debt owing
2002	23,750	15,350	Finder’s fees
2002	139,402	66,457	Shares for debt owing
1999	2,675	8,025	Finder’s fees
1996	150,000	600,000	Acquisition of mineral property

15.

CONTINGENCIES AND COMMITMENTS

a)

The Company has entered into a month to month arrangement for the rental of office premises and the provision of administrative services.

b)

All phases of the Company’s operations are subject to environmental regulations.  Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees.  Although, presently, compliance with such laws is not a significant factor in the Company’s operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company’s operations.

As at August 31, 2007, the Company has the following mineral property commitments over the next two years (all of which are payable/issuable at the sole option of the Company):

	Peru		Argentina
	Non-Cash	Cash	Non-Cash	Cash
2007
Number of common shares to issue	30,000	$ -	300,000	$ -
Annual option payment	-	-	-	-
2008
Number of common shares to issue	-	$ -	380,000	$ -
Annual option payment	-	-	-	-
	60,000	$ -	680,000	$ -

Subsequent to August 31, 2007, the 2007 commitments have been met.

16.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	Peru	Argentina	Total
August 31, 2007
Resource Properties	$ -	$ 1,209,859	$ 9,768,024	$ 10,977,883
Cash, term deposits and restricted cash	4,997,689	-	-	4,997,689
Refundable fee	100,000	-	-	100,000
Other	193,100	-	-	193,100
	$ 5,290,789	$ 1,209,859	$ 9,768,024	$ 16,268,672
November 30, 2006
Resource Properties	$ 1,884,870	$ 1,200,005	$ 5,685,479	$ 8,770,354
Cash, term deposits and restricted cash	1,836,614	-	-	1,836,614
Refundable fee	100,000	-	-	100,000
Other	108,188	-	-	108,188
	$ 3,929,672	$ 1,200,005	$ 5,685,479	$ 10,815,156

17.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current period.

18.

SUBSEQUENT EVENTS

Subsequent to August 31, 2007 the Company issued the following shares:

300,000 common shares in connection with the Madero Uranium Project (Note 7)

200,000 common shares in connection with the North West property agreements (Note 7)

180,000 common shares in connection with the San Jorge Basin property agreements (Note 7)

36,000 common shares upon the exercise of agent’s options at $2.00 for proceeds of $72,000

59 common shares upon the exercise of agent’s warrants at $2.50 for proceeds of $147

75,000 shares upon the exercise of stock options at $1.12 for proceeds of $84,000

125,000 shares upon the exercise of stock options at $1.80 for proceeds of $225,000

19.

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada.  Except as set out below, these consolidated financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Stock-Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”).  This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted.  As at November 30, 2003, no compensation cost would have been recorded for any period under this method.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”), issued in October 1995, requires the use of the fair value based method of accounting for stock options.

Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.  SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25.

Prior to 2004, Canadian generally accepted accounting principles did not require the reporting of any stock -based compensation expense in the Company’s consolidated financial statements.

The Company uses the Black-Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date.  As at August 31, 2007 cumulative compensation expense totalled $5,055,915 (November 30, 2006 - $1,723,138).  In determining the fair value of the incentive stock options, the following assumptions, on a weighted average basis, were used:

	Options granted on
	August 24, 2007	April 11, 2007	March 9, 2007	February 28, 2007	December 5, 2006
Risk free interest rate	4.26%	4.10%	3.98%	3.97%	3.99%
Expected life	2 years	2 years	2 years	2 years	2 years
Expected volatility	73.52%	73.87%	74.19%	73.86%	70.8%
Expected dividends-	-	-	-	-	-

	Options granted on
	November 15, 2006	November 6, 2006	August 14, 2006	July 12, 2006	March 7, 2006
Risk free interest rate	3.03%	3.03%	3.28%	3.28%	4.0%
Expected life	2 years	2 years	2 years	1.5years	2 years
Expected volatility	67.77%	67.90%	68.88%	62.43%	70%
Expected dividends-	-		-	-	-

	Options granted on
	December 5, 2005	November 24, 2005	November 3, 2005	August 29, 2005	May 5, 2005
Risk free interest rate	3.80%	3.80%	3.80%	3.10%	3.03%
Expected life	2 years	2 years	2 years	2 years	2 years
Expected volatility	59%	74%	68%	51%	129%
Expected dividends-	-	-	-	-	-

The following is a summary of the stock options:

	Number of Shares	Weighted Average Exercise Price

Outstanding at November 30, 2004	920,000	0.69
Granted	885,000	0.79
Cancelled	(450,000)	0.70
Exercised	(95,000)	0.61

Outstanding at November 30, 2005	1,260,000	0.78
Granted	75,000	1.41
Granted	100,000	1.45
Granted	153,000	2.00
Granted	550,000	1.80
Granted	310,000	1.65
Granted	50,000	1.72
Exercised	(75,000)	1.05
Exercised	(655,000)	0.70

Outstanding at November 30, 2006	1,768,000	0.78
Granted	400,000	2.00
Granted	500,000	3.10
Granted	280,000	2.00
Granted	525,000	4.74
Granted	375,000	2.90
Exercised	(330,000)	0.70
Exercised	(30,000)	1.00
Exercised	(75,000)	1.05
Exercised	(75,000)	1.41
Exercised	(65,000)	1.45
Exercised	(110,000)	1.65
Exercised	(155,000)	1.80
Exercised	(154,858)	2.00

Outstanding at August 31, 2007	2,853,142	$2.30

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements.  Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are deferred as explained in Note 2.

Under U.S. GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred.  Commercial feasibility is established in compliance with Industry Guide 7, which consists of identifying that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of pre-feasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under U.S. GAAP, mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  If estimated future cash flows expected to result from the use of the mining project or property are less than the capitalized costs, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project or property, calculated using estimated mineable reserves and mineral resources based on engineering reports, projected rates of production over the estimated mine life, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans.

Trading securities and available-for-sale securities

Effective December 1, 2006, the Company adopted CICA Handbook Section 1530, Comprehensive Income, CICA Handbook Section 3855 (“Section 3855”), Financial Instruments – Recognition and Measurement, and CICA Handbook Section 3865, Hedges.  The adoption of the new standards had no impact on the consolidated financial statements for the period ended August 31, 2007

Under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), unrealized holding gains and losses for trading securities are included in Statements of Operations.  Temporary unrealized holding gains and losses for available-for-sale securities are excluded from Statements of Operations and reported as a net amount in a separate component of shareholders’ equity until realized.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, addresses standards for the reporting and display of comprehensive income and its components.  Comprehensive income includes net income and other comprehensive income.  Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the periods ended August 31, 2007 and 2006 there were no other items of comprehensive income.

Loss per share

SFAS No. 128 “Earnings Per Share” simplifies the computation of income (loss) per share by replacing the presentation of primary earnings (loss) per share with a presentation of basic earnings (loss) per share, as defined.  The statement requires dual presentation of basic and diluted earnings (loss) per share by entities with complex capital structures.  Basic earnings (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

Recent accounting pronouncements

a)

In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6, “Accounting for Stripping Costs in the Mining Industry” (“EITF Issue 04-6”), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No.43, “Restatement and Revision of Accounting Research Bulletins, Chapter 4”, “Inventory Pricing”, (“ARB No.43”).  Based upon this statement, post production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of sales in the same period as the revenue from the sale of the inventory.  In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period.  The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted.  The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

b)

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143”.  A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Thus, the timing and (or) method of settlement may be conditional on a future event.  FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises).  Retrospective application for interim financial information is permitted but is not required.  The Company does not have any conditional asset retirement obligations.

c)

The following standards issued by the FASB do not impact the Company at this time:

SFAS No. 151, “Inventory Costs” - an amendment of ARB No. 43, Chapter 4” effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS No. 153, “Exchanges of Non-monetary Assets” - an amendment of APB Opinion No. 29” effective for non-monetary asset exchanges occurring in fiscal years beginning after June 15, 2005.

SFAS No. 154, “Accounting Changes and Error Corrections” - a replacement of APB Opinion No. 20 and FASB No. 3.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”.

SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140”.

SFAS No. 157, “Fair Value Measurements”.

SFAS No, 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.

SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”.  This statement permits companies and not-for-profit organizations to make a one-time election to carry eligible types of financial assets and liabilities at fair value, even if fair value measurement is not required under GAAP.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.

The impact of the above differences between Canadian and United States generally accepted accounting principles on consolidated statements of loss, as reported, is as follows:

	Cumulative Amount from October 7, 1994 to August 31, 2007	Nine Month Period Ended August 31
		2007	2006 (Restated)
Loss for the period as reported	$ (15,377,100)	$ (5,614,811)	$ (1,571,897)
Add property write off	1,969,895	1,969,895	-
Less: Exploration and development costs expensed	(9,912,013)	(3,792,864)	(3,721,274)
Compensation expense: Stock options	(350,111)	-	-
Loss for the period in accordance with U.S. GAAP	$ (23,669,329)	$ (7,437,780)	$ (5,293,171)
Unrealized gain (loss) on investment	63	(7,122)	(64,288)
Comprehensive income (loss) per U.S. GAAP	$ (23,669,266)	$ (7,444,902)	$ (5,357,459)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the consolidated statements of deficit, as reported, is as follows:

	Nine Month Period Ended August 31
	2007	2006 (Restated)
Deficit, as reported	$ (15,377,100)	$ (9,402,408)
Cumulative property write off	1,969,895	-
Cumulative exploration and development costs expensed	(9,912,013)	(3,721,274)
Cumulative compensation expense - stock options	(350,111)	(350,111)
Deficit in accordance with U.S. GAAP	$ (23,669,329)	$ (13,473,793)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the loss per share, as reported, is as follows:

	Nine Month Period Ended August 31
	2007	2006 (Restated)
Net loss for the period under U.S. GAAP	$ (7,437,780)	$ (5,293,171)
Weighted average number of shares outstanding per US GAAP	23,606,206	16,163,129
Basic loss per share	$(0.32)	$(0.33)

Diluted EPS has not been disclosed as the effect of the exercise of the Company’s outstanding options and warrants would be anti-dilutive.  The impact of the above differences between Canadian and United States generally accepted accounting principles on the statements of shareholders’ equity, as reported, is as follows:

	Capital Stock		Subscription (Receivable) Received	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Deficit Accumulated during the Exploration Stage	Total
Cumulative exploration and development costs expense					-	(1,453,115)	(1,453,115)
Cumulative compensation expense - stock options	-	-	-	350,111	-	(350,111)	-
Shareholders’ equity in accordance with U.S. GAAP at November 30, 2005	13,678,642	$ 10,911,313	-	$ 1,175,123	-	$ (9,633,736)	$ 2,452,700

Shareholders’ equity as reported November 30, 2006	20,541,142	$ 18,836,685	$ 4,000	$ 1,289,292	-	$ (9,762,289)	$ 10,367,688
Cumulative exploration and development costs expense					-	(6,274,590)	(6,274,590)
Cumulative compensation expense- stock options	-	-	-	350,111	-	(350,111)	-
Accumulated other comprehensive income	-	-			7,185	-	7,185
Shareholders’ equity in accordance with U.S. GAAP at November 30, 2006	20,541,142	$ 18,836,685	$ 4,000	$ 1,639,403	$ 7,185	$ (16,386,990)	$ 4,100,283

Shareholders’ equity as reported August 31, 2007	25,457,078	$ 27,385,742	-	$ 4,010,014	-	$ (15,377,100)	$ 16,018,656
Cumulative property write-off	-	-	-	-	-	1,969,895	1,969,895
Cumulative exploration and development costs expense	-	-	-	-	-	(9,912,013)	(9,912,013)
Cumulative compensation expense- stock options	-	-	-	350,111		(350,111)	-
Accumulated other comprehensive income	-	-			63	-	63
Shareholders’ equity in accordance with U.S. GAAP at August 31, 2007	25,457,078	$ 27,385,742	$ -	$ 4,360,125	$ 63	$ (23,669,329)	$ 8,076,601

The impact of the above differences between Canadian and United States generally accepted accounting principles on the balance sheets, as reported, is as follows:

	August 31, 2007	November 30, 2006 (audited)
Total assets per Canadian GAAP	$ 16,268,672	$ 10,815,156
Fair value adjustment to investment	63	7,185
Expenditures on mineral properties expensed under U.S. GAAP	(9,912,013)	(6,274,590)
Total assets per U.S. GAAP	$ 6,356,722	$ 4,547,751